EXHIBIT 10.5

FORM OF
INDUCEMENT AWARD FOR NONQUALIFIED STOCK OPTIONS

Granted by
1895 BANCORP OF WISCONSIN, INC.

NONQUALIFIED STOCK OPTON INDUCEMENT AWARD AGREEMENT

1895 Bancorp of Wisconsin, Inc. (the “Company”) hereby grants to the Optionee named below an option (“Option”) to purchase on or prior to the Expiration Date specified below the Options specified below.  The holder of this Option (the “Optionee”) hereby accepts this Option, subject to all the terms and provisions of this Nonqualified Stock Option Inducement Award Agreement (“Agreement”), and agrees that all decisions under and interpretations of this Agreement by the Compensation Committee of the Company (the “Committee”) will be final, binding and conclusive upon the Optionee and the Optionee’s heirs, legal representatives, successors and permitted assigns.  Except where the context otherwise requires, the term “Company” will include the parent and all present and future subsidiaries of the Company as defined in Section 424(e) and 424(f) of the Internal Revenue Code of 1986, as amended from time to time (the “Code”).  Any reference to the “Bank” herein shall refer to PyraMax Bank, FSB and any reference to “Employer” shall mean either or both the Company and the Bank.

1.	Name of Optionee: _____________________________

2.	Date of Grant: _____________________________

3.	Total number of shares of Company common stock, $0.01 par value per share, that may be acquired pursuant to this Option: _______ (subject to adjustment pursuant to Section 11 hereof).

•	This is a Nonqualified Stock Option (“NSO”).

4.	Exercise price per share: $_____________________________

5.	Expiration Date of Option: _____________________________

6.	Non-Plan Grant: Incorporation of Terms of Plan.

6.1
This Option is made and granted as a stand-alone award, separate and apart from, and outside of, the 1895 Bancorp of Wisconsin, Inc. 2020 Equity Incentive Plan (the “Plan”), and shall not constitute an award granted under or pursuant to the Plan. Notwithstanding the foregoing, the terms, conditions and definitions set forth in the Plan shall apply to the Option as though the Option had been granted under the Plan and the Option shall be subject to such terms, conditions and definitions, which are hereby incorporated into this Agreement by reference. In the event of any inconsistency between the Plan and this Agreement, the terms of this Agreement shall control. Notwithstanding any other provision of this Agreement to the contrary, this Option is granted either by a majority of the Company’s independent directors or by the independent compensation committee of the Company’s board of directors within the meaning of NASDAQ Listing Rule 5605(a)(2).

6.2
Employment Inducement Grant. This Option is intended to constitute an “employment inducement grant” under NASDAQ Listing Rule 5635(c)(4), and consequently is intended to be exempt from the NASDAQ rules regarding stockholder approval of equity compensation plans. This Agreement and the terms and conditions of this Option shall be interpreted in accordance with and consistent with such exemption.

7.
Vesting Schedule.  Except as otherwise provided in this Agreement, this Option first becomes exercisable, subject to the Option’s expiration date, in accordance with the vesting schedule specified herein.

The Options granted under this Agreement shall vest in five (5) equal annual installments (provided that fractional Options will not vest), with the first installment becoming exercisable on the first anniversary of the date of grant, or [DATE], and succeeding installments on each anniversary thereafter, through [DATE], subject to accelerated vesting under Section 10 and 12 of this Agreement.   Notwithstanding the foregoing, to the extent the vesting would vest in a fractional Option, the number of Options vesting should be rounded to the nearest Option  (with “.5” of an Option rounded up).

This Option may not be exercised at any time on or after the Option’s Expiration Date. Vesting will automatically accelerate (in the event of death or Disability or Involuntary Termination at or following a Change in Control)

8.	Exercise Procedure.

8.1
Delivery of Notice of Exercise of Option.  This Option will be exercised in whole or in part by the Optionee’s delivery to the Company of written notice (the “Notice of Exercise of Option” attached hereto as Exhibit A or a similar form provided by the Company) setting forth the number of shares with respect to which this Option is to be exercised, together with payment by cash or other means acceptable to the Committee, including:

•	Cash or personal, certified or cashier’s check in full/partial payment of the purchase price.
•	Stock of the Company in full/partial payment of the purchase price.
•	By a net settlement of the Option, using a portion of the shares obtained on exercise in payment of the exercise price of the Option (and, if applicable, any tax withholding).

•	By selling shares from my Option shares through a broker in full/partial payment of the purchase price.

In order to exercise the Option, please deliver the Notice of Exercise and payment (if applicable) to the Company at the following address:

1895 Bancorp of Wisconsin, Inc.
7001 West Edgerton Avenue
Greenfield, Wisconsin 53220
Attention: Richard J. Krier, Senior Vice President and Chief Financial Officer

8.2	“Fair Market Value” shall have the meaning set forth in Section 8.1(p) of the Plan
9.	Delivery of Shares.

Delivery of shares of Stock upon the exercise of this Option will comply with all applicable laws (including the requirements of the Securities Act) and the applicable requirements of any securities exchange or similar entity.

10.	Change in Control.

10.1
In the event of an Involuntary Termination at or following a Change in Control, all Options held by the Optionee, whether or not exercisable at such time, will become fully exercisable and will remain exercisable for one (1) year following the Involuntary Termination, subject to the expiration provisions otherwise applicable to the Option.

10.2	A “Change in Control” will be deemed to have occurred as provided in Section 4.2 of the Plan.

11.	Adjustment Provisions.

This Option, including the number of shares subject to the Option and the exercise price, will be adjusted upon the occurrence of the events specified in, and in accordance with the provisions of Section 3.4 of the Plan.

12.	Termination of Option and Accelerated Vesting.

This Option will terminate upon the expiration date, except as set forth in the following  provisions:

(i)
Death.  This Option will become exercisable as to all shares subject to an outstanding Award, whether or not then exercisable, in the event of the Optionee’s Termination of Service by reason of the Optionee’s death.  This Option may thereafter be exercised by the Optionee’s legal representative or beneficiaries for a period of one (1) year from the date of death, subject to termination on the expiration date of this Option, if earlier. In order for the Options to have ISO treatment, the Optionee’s death must have occurred while employed or within three (3) months of Termination of Service.

(ii)
Disability.  This Option will become exercisable as to all shares subject to an outstanding Award, whether or not then exercisable, in the event of the Optionee’s Termination of Service by reason of the Optionee’s Disability. This Option may thereafter be exercised for a period of one (1) year from the date of such Termination of Service by reason of Disability, subject to termination on the Option’s expiration date, if earlier.

(iii)
Retirement.  Vested Options may be exercised for a period of one (1) year from the date of Termination of Service by reason of Retirement, subject to termination on the Option’s expiration date, if earlier (and, for purposes of clarity, non-vested Options will be forfeited on the date of Termination of Service by reason of Retirement).  The term “Retirement” shall have the meaning set forth in Section 8.1(aa) of the Plan.  Options exercised more than three months following Retirement will not have ISO treatment.

(iv)	Termination for Cause. If the Optionee’s Service has terminated for Cause, all Options that have not been exercised will expire and be forfeited.

(v)
Other Termination.  If the Optionee’s Service terminates for any reason other than due to death, Disability, Retirement, Involuntary Termination following a Change in Control or Cause, all unvested Options will be forfeited and vested Options may thereafter be exercised, to the extent it was exercisable at the time of such termination, for a period of three (3) months following termination, subject to termination on the Option’s expiration date, if earlier.

13.	Miscellaneous.

13.1	No Option will confer upon the Optionee any rights as a stockholder of the Company prior to the date on which the individual fulfills all conditions for receipt of such rights.

13.2	This Agreement may not be amended or otherwise modified unless evidenced in writing and signed by the Company and the Optionee.

13.3
Except as otherwise provided by the Committee, ISOs under the Plan are not transferable except (1) as designated by the Optionee by will or by the laws of descent and distribution, (2) to a trust established by the Optionee, or (3) between spouses incident to a divorce or pursuant to a domestic relations order, provided, however, that in the case of a transfer described under (3), the Option will not qualify as an ISO as of the day of such transfer.

13.4	This Agreement will be governed by and construed in accordance with the laws of the State of Wisconsin.

13.5
This Agreement is subject to all laws, regulations and orders of any governmental authority which may be applicable thereto and, notwithstanding any of the provisions hereof, the Optionee agrees that he will not exercise the Option granted hereby nor will the Company be obligated to issue any shares of stock hereunder if the exercise thereof or the issuance of such shares, as the case may be, would constitute a violation by the Optionee or the Company of any such law, regulation or order or any provision thereof.

13.6	The granting of this Option does not confer upon the Optionee any right to be retained in the employ of the Company or any subsidiary.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed in its name and on its behalf as of the date of grant of this Option set forth above.
1895 BANCORP OF WISCONSIN, INC.
By:_________________________________
Its:__________________________________

OPTIONEE’S ACCEPTANCE
The undersigned hereby accepts the foregoing Option and agrees to the terms and conditions hereof.
OPTIONEE

______________________________________

EXHIBIT A
NOTICE OF EXERCISE OF OPTION

I hereby exercise the stock option (the “Option”) granted to me by 1895 Bancorp of Wisconsin, Inc. (the “Company”) or its affiliate, subject to all the terms and provisions set forth in the Nonqualified Option Inducement Award Agreement (the “Agreement”), and notify you of my desire to purchase __________________ shares of common stock of the Company (“Common Stock”) for a purchase price of $______ per share.

I elect to pay the exercise price by:

___	Cash or personal, certified or cashier’s check in the sum of $_______, in full/partial payment of the purchase price.
___	Stock of the Company with a fair market value of $______ in full/partial payment of the purchase price.*
___	A net settlement of the Option, using a portion of the shares obtained on exercise in payment of the exercise price of the Option (and, if applicable, any tax withholding).
___	Selling ______ shares from my Option shares through a broker in full/partial payment of the purchase price.
I understand that after this exercise, ____________ shares of Common Stock remain subject to the Option, subject to all terms and provisions set forth in the Agreement and the Plan.
I hereby represent that it is my intention to acquire these shares for the following purpose:
___ investment
___ resale or distribution

Please note: if your intention is to resell (or distribute within the meaning of Section 2(11) of the Securities Act of 1933) the shares you acquire through this Option exercise, the Company or transfer agent may require an opinion of counsel that such resale or distribution would not violate the Securities Act of 1933 prior to your exercise of such Option.
Date: ____________, _____.        _________________________________________
Optionee’s signature

* If I elect to exercise by exchanging shares I already own, I will constructively return shares that I already own to purchase the new option shares.  If my shares are in certificate form, I must attach a separate statement indicating the certificate number of the shares I am treating as having exchanged.  If the shares are held in “street name” by a registered broker, I must provide the Company with a notarized statement attesting to the number of shares owned that will be treated as having been exchanged.  I will keep the shares that I already own and treat them as if they are shares acquired by the option exercise.  In addition, I will receive additional shares equal to the difference between the shares I constructively exchange and the total new option shares that I acquire.